Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK ANNOUNCES
ANNUAL STOCKHOLDER MEETING

PROVIDENCE, RI, October 8, 2010—Nortek, Inc. (“Nortek”) (OTC QB: NTKS), today announced that its 2010 Annual Meeting of Stockholders will be held at 9:00 a.m. local time on November 9, 2010 at the Renaissance Providence Hotel, 5 Avenue of the Arts, Providence, Rhode Island 02903.  Stockholders will consider the election of Nortek’s Class I directors, the ratification of Nortek’s independent registered public accounting firm for fiscal year 2010, the ratification of Nortek’s 2009 Omnibus Incentive Plan and other business as may properly come before the Annual Meeting.  Holders of record of Nortek’s common stock and restricted stock at the close of business on September 23, 2010 are entitled to vote at the meeting and at any adjournments or postponements thereof.

For more information on Nortek or the Annual Meeting, please visit        www.nortek-inc.com or call (401) 751-1600.

Nortek* is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products.  Nortek offers a broad array of products, including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, product and warranty liability claims and the ability to meet the listing requirements of the New York Stock Exchange.  Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission, including the Form 10 and the Quarterly Report on Form 10-Q for the quarter ended July 3, 2010.

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